Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference of our report dated June 29, 2009 relating to the financial statements of AdvanSource Biomaterials Corporation as of March 31, 2009, and to all references to our Firm, included in or made part of this Form 10-K, into the Company’s previously filed Registration Statements on Form S-8 (File Nos. 333-149341, 333-149342, 333-149343, 333-117594, 333-106607 and 333-05893), Form SB-2 (File No. 333-122123), Form S-3 (File Nos. 333-110779 and 333-72223), and Form S-4 (File No. 333-102115).

/s/ CATURANO AND COMPANY, P.C.

Boston, Massachusetts
June 30, 2009